EXHIBITS:

Exhibit 99.1
October 7, 1996, Press Release


    QUARTERDECK RESTRUCTURES; DESIGNED TO RETURN OPERATIONS TO PROFITABILITY

                  SIGNIFICANT LOSS EXPECTED FOR FOURTH QUARTER


    MARINA DEL REY, Calif., Oct. 7 /PRNewswire/ -- Quarterdeck Corporation (Nasdaq: QDEK) today announced a comprehensive company restructuring that includes steps that re-shape the company's operations and are designed to return the company to profitability. In addition, the company has strengthened its balance sheet with the completion of a $20 million convertible preferred stock offering.

    Also, the company said that primarily as a result of these steps and other operational issues, results for the fiscal fourth quarter and year-end will fall well below expectations. Costs associated with this restructuring, previously announced acquisition related charges and less than expected revenues will result in a significant charge to fiscal fourth quarter results and will contribute to a net loss for the fiscal year ended September 30, 1996.

    Following the establishment of the Office of the President, comprised of King R. Lee and Anatoly Tikhman, on August 27, 1996, a complete review of the company's operations was commenced. As a result of this review, initial strategic decisions were taken to align the company's core products and competencies with existing and future market directions and opportunities.

    King R. Lee, member of the Board of Directors and Office of the President, said, "Our team is implementing plans to quickly restore Quarterdeck's strength while strategically positioning the company for renewed growth under the leadership of a permanent CEO. We are focusing our staff back on the basics of efficiency and product quality, and we have set common sense strategies to build on our diverse and balanced product portfolio of established PC utilities and promising new Internet software solutions."

    "Quarterdeck has an impressive inventory of technologies that were acquired over the last year," said Anatoly Tikhman, member of the Office of the President. "Our new organization lets us capitalize on the synergy among our technologies, develop and introduce new and exciting products more rapidly, and increase the overall effectiveness of our marketing programs."

    Specifically, the company announced:

    -- The reduction of its work force by approximately 40 percent. These reductions will be achieved primarily through the elimination of redundant positions resulting from the company's ten recent acquisitions and are intended to bring the company in line with industry standards on revenue per employee.

    -- A new management structure designed to more efficiently address the market opportunities and to more effectively integrate the large number of acquisitions. The company has been restructured around two business units and a new direct-marketing business unit.

    -- Joe Fusco, previously with Symantec Corporation, has joined Quarterdeck to head the Company's Utilities unit. Joe Fusco joins Suzanne Dickson, newly appointed head of the Communications and Collaboration unit, and Anatoly Tikhman, who, in addition to his duties in the Office of the President, will also lead the new Direct Marketing unit.

    -- Expansion of the technology leadership position it has built with products that provide effective solutions to the problems that PC users have. This includes getting the best performance from ever more sophisticated PCs, enhancing the exchange of information over the Internet and intranets, and assisting users in managing the large amounts of information and software on their PCs. Future products will be integrated with industry-leading client and server technologies from Netscape and Microsoft including support for Active-X. In addition, Quarterdeck is developing several exciting new products that will incorporate intelligent agents. Quarterdeck believes it is well positioned to develop these products with its extensive and experienced engineering staff.

    -- The completion of a $20 million convertible preferred stock offering. Proceeds from this offering will be used for restructuring, working capital and general corporate purposes. Hambrecht & Quist served as placement agent on this transaction.

    -- Shipments in the fourth quarter of new versions of MagnaRAM, HiJaak, ProComm and a recently acquired utility Vertisoft Fix-It. Quarterdeck also plans to release a new version of CleanSweep and a new hard drive optimization utility, Partition-It in the near future.

    Quarterdeck Corporation is a pioneer in the development of PC utilities and Internet software. The Company leads the industry in bringing utilities solutions to the Windows and Macintosh environments and offers powerful Internet and communications software tools. Quarterdeck Corporation is headquartered at 13160 Mindanao Way, Marina Del Rey, CA 90292. Its European headquarters are in Dublin, Ireland, with other offices in England, France and Australia. Further product availability and pricing information may be obtained by calling 310-309-3755 or by accessing Quarterdeck's Internet website at http://www.quarterdeck.com.

    When used in the preceding discussion, the words "expected to, designed to or intended to" and similar conditional expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, conditions in the general economy or the software industry, the timely development and market acceptance of products and technologies, competitive factors, demand for memory-management software products, sell-through of products in the sales channels, successful integration of acquisitions, the ability to secure additional sources of financing and other risks described from time to time in Quarterdeck's SEC reports and filings.

    NOTE: Quarterdeck, HiJaak are registered trademarks of Quarterdeck Corporation or its subsidiaries. MagnaRAM, CleanSweep, Vertisoft Fix-It and Partition-It are trademarks of Quarterdeck Corporation or its subsidiaries. All other brand and product names are trademarks or registered trademarks of their respective companies.

CONTACT: Media Contact: Audrey Pobre, 310-309-4221 or apobre@quarterdeck.com, or Investor Contact: Frank Greico, 310-309-4232, both of Quarterdeck





                                       5